Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-137691
333-137691-02

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 29, 2006)
ABN AMRO Bank N.V.

US$ 7,500,000,000 ABN NotesSM
fully and unconditionally guaranteed by ABN AMRO Holding N.V.

We, ABN AMRO Bank N.V., may offer from time to time senior notes. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

• The notes will bear interest at either a fixed	• The notes will be fully and unconditionally
rate or a floating rate that varies during the	guaranteed by ABN AMRO Holding N.V.
lifetime of the relevant notes, which, in
either case, may be zero. Floating rates will	• The notes will be held in global form by The
be based on rates or indices specified in the	Depository Trust Company, unless the
applicable pricing supplement.	pricing supplement provides otherwise.

• The notes will pay interest, if any, on the
dates stated in the applicable pricing
supplement.

The pricing supplement may also specify that the notes will have additional terms, including the following:

• The notes may be optionally or mandatorily	• Payments on the notes may be linked to
exchangeable for securities of an entity that	currency prices, commodity prices,
is not affiliated with us, for a basket or index	securities of entities not affiliated with us,
of those securities, or for the cash value of	baskets of those securities or indices, or any
those securities.	combination of the above.

• The notes may be either callable by us or
puttable by you.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-2.

These securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABN AMRO Incorporated and LaSalle Financial Services, Inc. have agreed to use reasonable efforts to solicit offers to purchase these securities as our selling agents to the extent either or both are named in the applicable pricing supplement. Certain other selling agents to be named in the applicable pricing supplement may also be used to solicit such offers on a reasonable efforts basis. We refer to each selling agent individually as the “agent” and together as the “agents”. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as they determine.

ABN AMRO Incorporated and LaSalle Financial Services, Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities and related guarantees in market-making transactions.

ABN AMRO Incorporated	LaSalle Financial Services, Inc.
September 29, 2006

i

ABOUT THIS PROSPECTUS SUPPLEMENT

     We may offer from time to time the notes described in this prospectus supplement. We refer to the notes and related guarantees offered under this prospectus supplement as our ABN NotesSM. We refer to the offering of the ABN NotesSM as our “ABN NotesSM program”.

     As used in this prospectus supplement, the “Bank”, “we,” “us” and “our” refer to ABN AMRO Bank N.V., “Holding” refers to ABN AMRO Holding N.V, “AAI” refers to ABN AMRO Incorporated, an affiliate of the Bank and “LFS” refers to LaSalle Financial Services, Inc., an affiliate of the Bank.

     This prospectus supplement sets forth certain terms of the notes that the Bank may offer and supplements the prospectus that is attached to the back of this prospectus supplement. Each time the Bank offers notes, it will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes the Bank is offering and the terms of the offering and it may modify or replace information contained in this prospectus supplement or the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find Additional Information” in the accompanying prospectus.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

     The notes may not be offered or sold in any jurisdiction in which such offer or sale would be unlawful. The notes may only be offered within the European Economic Area in compliance with the European Prospectus Directive 2003/71/EC and the implementing measures in any member state. See “Plan of Distribution – Selling Restrictions” in the accompanying prospectus.

     The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

RISK FACTORS

     Your investment in the notes will involve a number of risks. Additional risks, including specific tax risks, relating to specific types of notes will be described in the applicable pricing supplement. You should consider carefully the following risks and the risks, if any, set forth in the applicable pricing supplement, before you decide that an investment in the notes is suitable for you. You should consult your own financial and legal advisors regarding the risks and suitability of an investment in the notes.

     If your notes are redeemable, the Bank may choose to redeem them when prevailing interest rates are relatively low.

     If your notes are redeemable, the Bank may choose to redeem your notes when prevailing interest rates are low and you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

     We cannot assure you that a trading market for your notes will ever develop or be maintained or that a trade can be executed at any indicative price shown on any website or Bloomberg.

     We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include, among others:

  whether we list the notes on a securities exchange;
  whether we or any other dealer makes a market in the notes;
  the method of calculating the principal and interest for the notes;
  the time remaining to the maturity of the notes;
  the outstanding amount of the notes;
  the redemption features of the notes; and
  the level, direction and volatility of interest rates, generally.

     There may be a limited number of buyers when you decide to sell your notes, which may affect the price you receive for your notes or your ability to sell your notes at all.

     In connection with any secondary market activity in our notes, our affiliates may post indicative prices for the notes on a designated website or via Bloomberg. However, our affiliates are not required to post such indicative prices and may stop doing so at any time. Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices. Investors should contact their brokerage firm for further information.

     If the notes you purchase are floating rate notes, you may receive a lesser amount of interest in the future.

     Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, the interest rate on your note will decrease and may be zero, subject to any minimum interest rate specified in the applicable pricing supplement. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results.

     If the floating rate notes you purchase are subject to a maximum interest rate, your return will be limited.

     If the applicable pricing supplement specifies that your floating rate notes are subject to a maximum interest rate, the rate of interest that will accrue on the floating rate notes during any interest reset period will never exceed the specified maximum interest rate.

     The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices.

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the agents are willing to purchase notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the profit component included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by the agents, as a result of dealer discounts, mark-ups or other transaction costs.

There are potential conflicts of interest between you and the calculation agent.

     AAI, an affiliate of ours, will serve as the calculation agent with respect to the notes. In its role as calculation agent, AAI will exercise its judgment when performing its functions. Absent manifest error, all of its determinations in its role as calculation agent will be final and binding on you and us, without any liability on its or our part. You will not be entitled to any compensation from us or AAI for any loss suffered as a result of any of its determinations in its role as calculation agent. Since these determinations by AAI as calculation agent may affect the return on and/or market value of your notes, we and AAI may have a conflict of interest.

The U.S. federal income tax treatment of certain instruments is uncertain.

     The U.S. federal income tax treatment of certain instruments we may issue is uncertain. Please read carefully the section entitled “United States Federal Taxation” in this Prospectus Supplement and any discussion regarding U.S. federal income taxation contained in the applicable pricing supplement. You should consult your own tax adviser about an investment in any of our notes in light of your particular tax situation.

DESCRIPTION OF NOTES

     Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus.

General Terms of Notes

     We may issue notes under an indenture dated September 15, 2006, among us, Wilmington Trust Company, as trustee, Citibank, N.A., as securities administrator and Holding, as guarantor, which we refer to as the “Indenture.” The notes issued under the Indenture will constitute a single series under the Indenture, together with any notes that we issue in the future under the Indenture that we designate as being part of that series.

     Outstanding Indebtedness of the Bank. The Indenture does not limit the amount of additional indebtedness that we may incur.

     Ranking. Notes issued under the Indenture will constitute unsecured and unsubordinated obligations of the Bank and rank pari passu without any preference among them and with all other present and future unsecured and unsubordinated obligations of the Bank save for those preferred by mandatory provision of law.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our notes to the extent applicable:

  the specific designation of the notes;

  the issue price (price to public);

  the aggregate principal amount;

  the denominations or minimum denominations;

  the original issue date;

  the stated maturity date and any terms related to any extension of the maturity date;

  whether the notes are fixed rate notes, floating rate notes or notes with original issue discount;

  for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

  for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

  whether interest, if any, will be payable in cash or payable in kind;

  whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

  whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities not affiliated with us, any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance, and/or baskets or indices of any of these items, or any combination of the above;

  the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

  whether the notes are renewable notes;

  if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

  whether and under what circumstances we will pay additional amounts on the notes for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

  whether the notes will be listed on any stock exchange;

  whether the notes will be issued in book-entry or certificated form;

  if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream Banking, société anonyme as well as through the Depositary (each as defined below); and

  any other terms on which we will issue the notes.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

     A “business day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) for all notes, in The City of New York, (y) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (z) for notes denominated in Australian dollars, in Sydney; and (b) for notes denominated in euro, that is also a TARGET Settlement Day.

     “Depositary” means The Depository Trust Company, New York, New York.

     “Euro LIBOR notes” means LIBOR notes for which the index currency is euros.

     An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

     “London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

     The “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day, unless another date is specified in the applicable pricing supplement.

     “TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (“TARGET”) is open.

     References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America.

Guarantee

     Holding will fully and unconditionally guarantee payment in full to the holders of the notes issued by the Bank under the Indenture after the date hereof. The guarantee is set forth in, and forms a part of, the Indenture under which the notes will be issued. If, for any reason, the Bank does not make any required payment in respect of the notes when due, Holding as the guarantor thereof will cause the payment to be made to or to the order of the trustee. The holder of the guaranteed note may sue the guarantor to enforce its rights under the guarantee without first suing the Bank or any other person or entity. The guarantees will constitute Holding’s unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding’s other present and future unsecured and unsubordinated obligations.

Forms of Notes

     We will offer the notes on a continuing basis and will issue notes only in fully registered form either as registered global notes or as certificated notes. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

     Registered Global Notes. For registered global notes, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the accompanying prospectus under “Forms of Securities — Global Securities,” you may not exchange registered global notes or interests in registered global notes for certificated notes.

     Each global note certificate representing registered global notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Forms of Securities — The Depositary” in the accompanying prospectus. The Depositary has confirmed to us, AAI, LFS and the trustee that it intends to follow these procedures.

     Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for registered global notes or interests in registered global notes.

     Denominations. Unless otherwise specified in the pricing supplement, we will issue the notes:

  for U.S. dollar-denominated notes, in denominations of $100 or any amount greater than $100 that is an integral multiple of $100; or

  for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $100, rounded to an integral multiple of 100 units of the specified currency, or any larger integral multiple of 100 units of the specified currency, as determined by reference to the market exchange rate, as defined under “— Interest and Principal Payments — Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

Interest and Principal Payments

     Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes, and exchange the notes at Citibank, N.A, the securities administrator under the Indenture, at 111 Wall Street, 15th Floor, New York, New York 10043, Attention: Agency

and Trust Group, as our current agent for the payment, transfer and exchange of the notes. We refer to Citibank, acting in this capacity, as the paying agent. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “Forms of Securities — Global Securities” in the accompanying prospectus.

We will not be required to:

  register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

  register the transfer or exchange of notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

  register the transfer or exchange of any note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that note being redeemed in part.

     No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

     Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

     Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

     Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

     Certificated Notes. Except as indicated below, for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

  by check mailed to the address of the person entitled to payment as shown on the note register; or

  by wire transfer of immediately available funds, if the holder has provided wire transfer instructions to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

     Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. Dollars, unless the beneficial owner takes the following steps:

  The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

  The participant must notify the Depositary of the beneficial owner’s election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

  The Depositary must have notified the paying agent of the beneficial owner’s election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

     Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

     Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

  for payments of interest, on or prior to the fifth business day after the applicable record date; or

  for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

     To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

  at least five business days prior to the applicable record date, for payment of interest; or

  at least ten business days prior to the maturity date or any redemption or repayment date, for payments of principal.

     If the holder elects to be paid in a currency other than U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

  by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

  by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

     However, the paying agent will pay only the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

     Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent identified in the relevant pricing supplement will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

  of the specified currency for U.S. dollars for settlement on the payment date;

  in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

  at which the applicable dealer commits to execute a contract.

     One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is an affiliate of the Bank. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

     Unavailability of Foreign Currency. The relevant specified currency may not be available to us or Holding, as the case may be, for making payments of principal of, premium on, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.” If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

  of the specified currency for U.S. dollars for settlement on the payment date;

  in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

  at which the applicable dealer commits to execute a contract.

     One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

     These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium on, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

     Discount Notes. Some notes may be issued at a price which represents a discount to their principal amount. We refer to these notes as “discount notes.” Such discount may be required to be included in income for U.S. federal income tax purposes, as described under “United States Federal Taxation — Original Issue Discount.” In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities — Events of Default” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

  the aggregate principal amount of the note multiplied by the sum of its issue price, expressed as a percentage of the aggregate principal amount, plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

     Solely for purposes of determining the amount of original issue discount that has accrued under the above formula as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note, which we refer to as the “initial period”, is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

     The accrual of the applicable original issue discount described above is solely for purposes of determining the amounts payable upon redemption, repayment or acceleration of maturity. That amount of accrued original issue discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). Certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “United States Federal Taxation—Original Issue Discount” below. See also the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

     Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

     How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date Is not a Business Day.”

     When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

     If a Payment Date Is not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Floating Rate Notes

     Unless otherwise specified in the applicable pricing supplement, each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

  the CD rate,

  the commercial paper rate,

  EURIBOR,

  the federal funds rate,

  LIBOR,

  the prime rate,

  the Treasury rate,

  the CPI, or

  any other rate or interest rate formula specified in the applicable pricing supplement.

     Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

  the specified base rate based on the index maturity,

  plus or minus the spread, if any, and/or

  multiplied by the spread multiplier, if any.

     For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

     Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

  a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”;

  a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

     Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

     In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent identified in the applicable pricing supplement will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows (unless otherwise specified in the applicable pricing supplement):

  for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

  for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined above under “— General Terms of Notes — Some Definitions,” prior to the interest reset date;

  for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

  for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

     Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

     The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

     The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

     In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

     How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date is Not a Business Day.”

     The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

     Unless otherwise specified in the applicable pricing supplement, for a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

  by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes (except for LIBOR notes denominated in pounds sterling) and prime rate notes;

  by 365, in the case of LIBOR notes denominated in pounds sterling; or

  by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

     For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

     All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% rounded up to 0.00001%), and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent (with one-half cent rounded upward). All Japanese Yen amounts used in or resulting from these calculations will be rounded downwards to the next lower whole Japanese Yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency with 0.005 being rounded upward.

     When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rate Notes

     CD Rate Notes

     CD rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, the “CD rate” means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in

“Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (Secondary Market).”

The following procedures will be followed if the CD rate cannot be determined as described above:

  If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, which is commonly referred to as the “H.15 Daily Update,” for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption “CDs (Secondary Market).”

  If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

  If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     Commercial Paper Rate Notes

     Commercial paper rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, the “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading “Commercial Paper — Nonfinancial.”

     The following procedures will be followed if the commercial paper rate cannot be determined as described above:

  If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading “Commercial Paper — Nonfinancial.”

  If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating agency.

  If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The “money market yield” will be a yield calculated in accordance with the following formula:

D ×360
money market yield =		× 100
360 – (D × M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

     EURIBOR Notes

     EURIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, “EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters, or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as “Reuters Page EURIBOR01,” as of 11:00 a.m. (Brussels time).

     The following procedures will be followed if the rate cannot be determined as described above:

  If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a. m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a Single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.
  If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

  If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

     “Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

     Federal Funds Rate Notes

     Federal funds rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means, for any interest determination date, the rate on that date for federal funds as published in the Federal Reserve Statistical Release H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1.” For the avoidance of doubt, the federal funds rate for any interest determination date is the rate published for the immediately preceding business day.

The following procedures will be followed if the federal funds rate cannot be determined as described above:

  If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading “Federal Funds/Effective Rate.”

  If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

  If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will be the federal funds rate last in effect on the interest determination date.

     LIBOR Notes

     LIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine “LIBOR” for each interest determination date as follows:

  As of the interest determination date, LIBOR will be either:

    if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, as of that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

    if “LIBOR Bloomberg” is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, as of that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

  If (1) fewer than two offered rates appear and “LIBOR Reuters” is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) “LIBOR Bloomberg” or (y) “LIBOR Reuters” and the Designated LIBOR Page by its terms provides only for a singlerate, then the calculation agent will request the principal London offices of each of four major referencebanks in the London interbank market, as selected by the calculation agent after consultation with us, toprovide the calculation agent with its offered quotation for deposits in the index currency for the period of theindex maturity specified in the applicable pricing supplement as of that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in theLondon interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

  If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

  If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

     “Designated LIBOR Page” means either (a) if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on Reuters for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if “LIBOR Bloomberg” is designated in the applicable pricing supplement, the display on Bloomberg or any successor service, page BBAM1 <GO> on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

     If neither LIBOR Reuters nor LIBOR Bloomberg is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Reuters were specified, and, if the U.S. dollar is the index currency, as if Page LIBOR01, had been specified.

     Prime Rate Notes

     Prime rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, “prime rate” means, for any interest determination date, the rate on that date as published in Federal Reserve Statistical Release H.15(519) under the heading “Bank Prime Loan.” For the avoidance of doubt, the Prime Rate for any interest determination date is the rate published for the immediately preceding business day.

The following procedures will be followed if the prime rate cannot be determined as described above:

  If the above rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in Federal Reserve Statistical Release H.15 Daily Update under the heading “Bank Prime Loan.”

  If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

  If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

  If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     “Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on Reuters, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate Notes

     Treasury rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, “Treasury rate” means:

  the rate from the auction held on the applicable interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters or any successor service, on page USAUCTION10 or any other page as may replace page USAUCTION 10 on that service, which we refer to as “ReutersPage USAUCTION 10,” or page USAUCTION 11 or any other page as may replace page USAUCTION 11on that service, which we refer to as “Reuters Page USAUCTION 11”;

  if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the Federal Reserve Statistical Release H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”;

  if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury;

  if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”;

  if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”;

  if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include an agent or one or more of our affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

  if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

D × N

bond equivalent yield =		×100
360 – (D × M)

     In this formula, “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

     CPI Rate Notes

     CPI rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on a formula linked to changes in the CPI (as defined below) and which includes a spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

     Unless otherwise specified in the applicable pricing supplement, the “CPI” means, for any interest determination date, the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and reported on Bloomberg or any successor service.

     If, while the CPI Rate Notes are outstanding, the CPI is not published because it has been discontinued or has been substantially altered, an applicable substitute index will be chosen to replace the CPI for purposes of determining interest on the CPI Rate Notes. The applicable index will be that chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in good faith and in accordance with general market practice at the time.

Renewable Notes

     We may also issue floating rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be registered global floating rate notes. The general terms of the renewable notes are described below.

     Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the “initial maturity date.” On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder’s note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

     Holder’s Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

     If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

     Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

     An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

     Redemption of Notes at Company’s Option. We have the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, we will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

     Remarketing of Notes. We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes

     We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

  the securities of an entity not affiliated with us;

  a basket of those securities;

  an index or indices of those securities; or

  any combination of, or the cash value of, any of the above.

     As specified in the applicable pricing supplement, the exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

     Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

     Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

     Mandatorily exchangeable notes that we issue may include the following:

        Reverse Exchangeable Securities (“REXs”).

      Unless otherwise provided in the applicable pricing supplement, investors in REXs will receive interest payments at a fixed rate. At maturity, investors in REXs will receive either a cash payment equal to the original principal amount of the notes or a number of shares of underlying stock equal to the stock redemption amount. The type of payment at maturity will be determined by comparing the closing price of the underlying stock on a specified determination date to the closing price of the underlying stock on the date the notes were priced. If the closing price of the underlying stock on the determination date is at or above the closing price of the underlying stock on the date the notes were priced, the payment at maturity will be a cash payment equal to the principal amount. If the closing price of the underlying stock on the determination date is below the closing price of the underlying stock on the date the notes were priced, the investors will receive the stock redemption amount. The stock redemption amount is a number of shares of the underlying stock equal to the principal amount per security divided by the closing price of the underlying stock on the date the securities were priced .

        Knock-in Reverse Exchangeable Securities (“Knock-in REXs”).

      Unless otherwise provided in the applicable pricing supplement, investors in Knock-in REXs will receive interest payments at a fixed rate. Like REXs, at maturity, investors in Knock-in REXs will receive either a cash payment equal to the original principal amount of the securities or a number of shares of underlying stock equal to the stock redemption amount. However, the type of payment at maturity will be calculated by first determining if the closing price of the underlying stock was at or below the predetermined “knock-in level” on any trading day from the date the notes were priced to, and including, a specified determination date. If the closing price of the underlying stock was never at or below the “knock-in level” on any trading day during the period from the date the securities were priced to, and including, the determination date, the payment at maturity will always be a cash payment equal to the principal amount, irrespective of the closing price of the underlying stock on the determination date. If, however, the closing price of the underlying stock was at or below the “knock-in level” on any trading day during the period from the date the securities were priced to, and including, the determination date, the payment at maturity will be determined by comparing the closing price of the underlying stock on the determination date to the closing price of the underlying stock on the date the notes were priced. If such closing price is equal to or greater than the closing price of the underlying stock on the date the securities were priced, the payment at maturity will be a cash payment equal to the principal amount. If, on the other hand, such closing price is below the closing price of the underlying stock on the date the securities were priced, investors will receive the stock redemption amount described above.

     Payments upon Exchange. The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

     Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, the Depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

     Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

  an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

  a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Economic or Financial Measures and Baskets or Indices Thereof

     We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities not affiliated with us, any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance, and/or baskets or indices of any of these items, or any combination of the above. These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

     We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The pricing supplement will specify the following:

  information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

  the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency”;

  the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

  the interest rate per annum and the dates on which we will make interest payments;

  specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

  additional tax considerations, if any.

     The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.

Guaranteed Notes

     We may issue notes that are subject to a financial insurance guaranty policy issued by a financial institution that unconditionally and irrevocably guarantees certain payments on the notes. The terms of the financial insurance guaranty policy will be described in the relevant pricing supplement.

TAXATION IN THE NETHERLANDS

     The following is a general summary of certain Netherlands tax consequences as of the date of this prospectus supplement in relation to the notes. It is not exhaustive and holders who are in doubt as to their tax position should consult their professional advisers.

Dutch Resident Holders

     Holders who are individuals and are resident or deemed to be resident in The Netherlands, or who have elected to be treated as a Dutch resident holder for Dutch tax purposes, are subject to Dutch income tax on a deemed return regardless of the actual income derived from a note or gain or loss realized upon disposal or redemption of a note, provided that the note is a portfolio investment and is not held in the context of any business or substantial interest. The deemed return amounts to 4 percent of the average value of the holder’s net assets in the relevant fiscal year (including the notes) and is taxed at a flat rate of 30 percent.

     Corporate holders that are resident or deemed to be resident in The Netherlands, without being exempt from Dutch corporate tax, will be subject to Dutch corporate tax on all income and gains realized in connection with the notes.

Non-Dutch Resident Holders

     Non-Dutch resident holders normally will not be subject to Dutch income or corporate taxation with respect to income or capital gains realized in connection with a note, unless there is a specific connection with The Netherlands, such as an enterprise or part thereof which is carried on through a permanent establishment in The Netherlands or a substantial interest or deemed substantial interest in the Bank.

     A holder will not become resident or deemed to be resident in The Netherlands by reason only of the holding of a note.

Registration Taxes, Stamp Duty, etc.

     There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty payable by the holder in The Netherlands in connection with the notes.

Withholding Tax

     All payments by the Bank to the holder in respect of the notes can be made free of any Dutch withholding tax, unless the notes qualify as debt as referred to in Article 10, paragraph 1 sub d of the Dutch Corporate Income Tax Act (Wet op de Vennootschapsbelasting 1969).

UNITED STATES FEDERAL TAXATION

     Based on the advice of Davis Polk & Wardwell, special tax counsel to the Bank (“Tax Counsel”), the following summary accurately describes the principal U.S. federal income tax consequences of ownership and disposition of the notes. Except as specifically noted below, this discussion applies only to:

  notes purchased on original issuance at the issue price (as defined below); and

  notes held as capital assets.

     This discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;

  insurance companies;

  dealers or certain traders in securities, commodities, or foreign currencies;

  persons holding notes as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction;

  regulated investment companies;

  real estate investment trusts;

  tax-exempt entities;

  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  holders that are not U.S. holders (as defined below), if income from payments on a note, or gain recognized on a disposition of a note, is effectively connected with such holders’ conduct of a trade or business in the United States; or

  individual holders who are not U.S. holders (as defined below) and are present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement.

     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described below. Persons considering the purchase of the notes should consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation and their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     This discussion does not apply to currency-linked notes or, except as specifically noted below, mandatorily exchangeable notes. The tax treatment of these instruments will be specified in the relevant pricing supplement.

     This discussion applies only to notes issued in compliance with certain guidelines provided to us by Tax Counsel. To the extent that this discussion does not apply to a particular issuance of notes as a result of any deviation from such guidelines, disclosure regarding the U.S. federal income taxation of such issuance will be included in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific notes or securities offered thereunder.

Tax Consequences for U.S. Holders

     As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

  a citizen or individual resident of the United States;

  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. holders” also includes certain former citizens and residents of the United States.

     If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult with their tax advisers.

Payments of Interest

     Interest paid on a note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes, provided that the interest is “qualified stated interest” (as defined below). Interest income earned by a U.S. holder with respect to a note will constitute foreign source income for U.S. federal income tax purposes, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, interest paid on the notes will constitute “passive income.” Special rules governing the treatment of payments made with respect to short-term notes, original issue discount notes, contingent payment debt instruments and certain exchangeable notes are described under “Interest on Short-Term Notes,” “—Original Issue Discount,” “—Contingent Payment Debt Instruments,” “Optionally Exchangeable Notes” and “—Mandatorily Exchangeable Notes—Reverse Exchangeable and Knock-in Reverse Exchangeable Securities.”

Interest on Short-Term Notes

     A note that matures (after taking into account the last possible date that the note could be outstanding under the terms of the note) one year or less from its date of issuance (a “short-term note”) will be treated as being issued at a discount and none of the interest paid on the note will be treated as qualified stated interest (as defined below). In general, a cash-method U.S. holder of a short-term note is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so. If a cash method U.S. holder does not make this election, the holder should include interest payments as ordinary income upon receipt. Holders who elect to accrue the discount, and certain other holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant-yield method based on daily compounding. In the case of a U.S. holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange, or retirement of the short-term note will generally be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, those U.S. holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term notes in an amount not exceeding the accrued discount until the accrued discount is included in income.

Original Issue Discount

     A note that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued at an original discount for federal income tax purposes (and will be referred to in this section as an “original issue discount note”) unless the note satisfies a de minimis threshold (as described below) or is a short-term note (as defined above). The “issue price” of a note will be the first price at which a substantial amount of the notes are sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest. In addition, qualified stated interest includes, among other things, stated interest on a “variable rate debt instrument” (as defined in the applicable U.S. Treasury regulations) that is unconditionally payable (other than in debt instruments of the issuer) at least annually at a single qualified floating rate of interest or at a rate that is determined at a single fixed formula that is based on objective financial or economic information. A rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated. For this purpose, if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate.

     If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, the note will not be considered to have original issue discount. U.S. holders of notes with a de minimis amount of original issue discount will include this original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

     A U.S. holder of original discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for federal income tax purposes. U.S. holders of original issue discount notes (other than short-term notes, as defined above) will be required to include in income for federal income tax purposes the sum of the daily portions of the original issue discount for each day on which the holder held the note. The U.S. holder will be required to include such original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest, regardless of whether cash attributable to this income is received.

     A U.S. holder may make an election to include in gross income all interest that accrues on any note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).

     We may have an unconditional option to redeem, or holders may have an unconditional option to require us to redeem, a note prior to its stated maturity date. Under applicable regulations, if we have an unconditional option to redeem a note prior to its stated maturity date, this option will be presumed to be exercised if the exercise of the option will lower the yield on the note. Conversely, if holders have an unconditional option to require us to redeem a note prior to its stated maturity date, this option will be presumed to be exercised if the exercise of the option will increase the yield on the note. If an option discussed above is “deemed” exercised, but is not in fact exercised, the note will be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the note’s adjusted issue price on that date. The adjusted issue price of an original issue discount note is defined as the sum of the issue price of the note and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of qualified stated interest.

Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. Gain or loss, if any, will generally be U.S. source income for purposes of computing a U.S. holder’s foreign tax credit limitation. Amounts attributable to accrued interest or discount are treated as interest as described under “— Payment of Interest,” “—Interest on Short-Term Notes” and “—Original Issue Discount” above.

     Except as described below, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exception to this general rule applies to the extent of any accrued discount not previously included in the holder’s taxable income. See “—Interest on Short-Term Notes” and “—Original Issue Discount” above. In addition, other exceptions to this general rule apply in the case of contingent payment debt instruments, optionally exchangeable notes and mandatorily exchangeable notes. See “—Contingent Payment Debt Instruments,” “—Optionally Exchangeable Notes” and “—Mandatorily Exchangeable Notes—Reverse Exchangeable Securities and Knock-In Reverse Exchangeable Securities” below.

Contingent Payment Debt Instruments

     We may issue notes or securities that will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

     If a note or a security is treated as a contingent payment debt instrument, no payment on such instrument qualifies as qualified stated interest. Rather, a U.S. holder must account for interest for U.S. federal income tax purposes based on a “comparable yield” and the differences between actual payments on the contingent payment debt instrument and the instrument’s “projected payment schedule” as described below. The comparable yield is determined by us at the time of issuance of the contingent payment debt instrument and takes into account the yield at which we could issue a fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the contingent payment debt instrument. The comparable yield may be greater than or less than the stated interest, if any, with respect to the instrument.

     Solely for the purpose of determining the amount of interest income that a U.S. holder will be required to accrue on a contingent payment debt instrument, we will be required to construct a “projected payment schedule” that represents a series of payments the amount and timing of which would produce a yield to maturity on the instrument equal to the comparable yield used.

     Neither the comparable yield nor the projected payment schedule constitutes a representation by us or Holding regarding the actual amount, if any, that the contingent payment debt instrument will pay.

     For U.S. federal income tax purposes, a U.S. holder will be required to use the comparable yield and projected payment schedule established by us in determining interest accruals and adjustments in respect of a contingent payment debt instrument, unless the holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (“IRS”).

     A U.S. holder, regardless of the holder’s method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on a contingent payment debt instrument at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the instrument (as set forth below).

     A U.S. holder will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a contingent payment debt instrument for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a contingent payment debt instrument for a taxable year:

  will first reduce the amount of interest in respect of the contingent payment debt instrument that a holder would otherwise be required to include in income in the taxable year; and

  any excess will give rise to an ordinary loss to the extent that the amount of all previous interest inclusions under the contingent payment debt instrument exceeds the total amount of the U.S. holder’s net negative adjustments treated as ordinary loss on the contingent payment debt instrument in prior taxable years.

     A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the contingent payment debt instrument or to reduce the amount realized on a sale, exchange or retirement of the instrument.

     Upon a sale, exchange or retirement of a contingent payment debt instrument (including a delivery of property pursuant to the terms of the instrument), a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted basis in the contingent payment debt instrument. If we deliver property, other than cash, to a U.S. holder in retirement of a contingent payment debt instrument, the amount realized will equal the fair market value of the property, determined at the time of retirement, plus the amount of cash, if any, received in lieu of property. A U.S. holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions in excess of the total net negative adjustments previously taken into account as ordinary losses, and the balance as capital loss. The deductibility of capital losses is subject to limitations. In addition, if a holder recognizes loss above certain thresholds, the holder may be required to file a disclosure statement with the IRS.

     A U.S. holder will have a tax basis in any property, other than cash, received upon the retirement of a contingent payment debt instrument, including in satisfaction of a conversion right or a call right, equal to the fair market value of the property determined at the time of retirement. The holder’s holding period for the property will commence on the day immediately following its receipt.

     Special rules will apply if one or more contingent payments on a contingent payment debt instrument become fixed. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. If one or more contingent payments on a contingent payment debt instrument become fixed more than six months prior to the date the payment is due, a U.S. holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, using the comparable yield as the discount rate, and the projected amounts of the contingent payments relevant as provided in the projected payment schedule. If all remaining scheduled contingent payments on a contingent payment debt instrument become fixed substantially contemporaneously, a U.S. holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the contingent payment debt instrument. A U.S. holder's tax basis in the contingent payment debt instrument and the character of any gain or loss on the sale of the instrument would also be affected. U.S. holders are urged to consult their tax advisers concerning the application of these special rules.

CPI Rate Notes

     Depending on the terms of each CPI Rate Note, a CPI Rate Note will be treated as either a “variable rate debt instrument,” or a “contingent payment debt instrument.” For a description of the contingent payment debt instrument rules, see the discussion under “—Contingent Payment Debt Instruments” above. Unless otherwise provided in the applicable pricing supplement, a CPI Rate Note will be treated as a variable rate debt instrument for U.S. federal income tax purposes. The discussion below assumes that the CPI Rate Notes will qualify as a variable rate debt instruments. If a CPI Rate Note qualifies as a variable rate debt instrument, the tax consequences to a U.S. holder will generally be the same as the tax consequences to a U.S. holder holding a fixed rate note and are summarized below under this section “—CPI Rate Notes”.

     Payment of Interest. Each interest payment will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. See “—Payment of Interest.” If the CPI Rate Note qualifies as a short-term note (as defined above), interest payment on the CPI Rate Note will be taxable to a U.S. holder as described in “—Interest on Short-Term Notes” above.

     If a CPI Rate Note is issued with original issue discount (i.e., the issue price of the CPI Rate Note is less than its stated principal amount, and the difference between the issue price and the stated principal amount exceeds the de minimis amount described in “—Original Issue Discount” above), the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such CPI Rate Note would be determined by applying the rules described in “—Original Issue Discount” above, assuming that the stated variable interest rate for which the CPI Rate Note provide is a fixed rate that reflects the yield that is reasonably expected for the CPI Rate Note.

      Sale or Exchange of the Notes. Upon a sale or exchange of CPI Rate Notes, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. holder’s tax basis in the notes. This gain or loss will generally be long-term capital gain or loss if the U.S. holder held the CPI Rate Note for more than one year at the time of disposition. Amounts attributable to accrued but unpaid interest will be treated as interest as described under “—Payment of Interest,” or under “—Interest on Short-Term Notes” above if the CPI Rate Note is a short-term note (as defined above).

Optionally Exchangeable Notes

     Unless otherwise noted in the applicable pricing supplement, optionally exchangeable notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. See “—Contingent Payment Debt Instruments” above.

Mandatorily Exchangeable Notes—Reverse Exchangeable and Knock-in Reverse Exchangeable Securities

     Unless otherwise provided in the applicable pricing supplement, we and every holder of Reverse Exchangeable Securities, which we refer to as “REXs”, or Knock-In Reverse Exchangeable Securities, which we refer to as “Knock-In REXs”, will agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each such security for U.S. federal income tax purposes as consisting of the following components (the “Components”):

  a put option (the “Put Option”) that requires the holder of the REXs or the Knock-In REXs to buy the underlying shares from us for an amount equal to the Deposit (as defined below); and

  a deposit with us of cash, in an amount equal to the principal amount of the REXs or the Knock-In REXs (the “Deposit”), to secure the holder’s potential obligation to purchase the underlying shares.

     In the case of REXs, under this characterization the Put Option would be treated as exercised if the closing price of the underlying share on the determination date was lower than its closing price on the pricing date. In the case of Knock-In REXs, under this characterization the Put Option would be treated as exercised if the closing price of the underlying share on the determination date is lower than its closing price on the pricing date and in addition, the closing price of the underlying shares falls to or below the knock-in level at any time from the pricing date to and including the determination date.

     Under this characterization, a portion of the stated interest payments on REXs or Knock-In REXs is treated as interest on the Deposit, and the remainder is treated as attributable to the holder’s sale of the Put Option to us (the “Put Premium”). Based on our judgment as to, among other things, our normal borrowing cost and the value of the Put Option, we will specify in the pricing supplement for each REXs and Knock-In REXs the portion of the stated payments on such security that we will treat as constituting interest on the Deposit. We will treat the remaining portion as the Put Premium.

     Notwithstanding our agreement to treat the REXs and Knock-In REXs as described above, the U.S. federal income tax treatment of the REXs and Knock-In REXs is uncertain. Due to the absence of statutory, judicial or administrative authorities that directly address instruments similar to the REXs and Knock-In REXs, Tax Counsel is unable to render an opinion as to whether the treatment described above will be respected. The U.S. federal income tax treatment of the REXs and Knock-In REXs described above and our allocation of interest and Put Premium are not binding on the IRS or the courts, and no ruling is being requested from the IRS with respect to these securities. Accordingly, no assurance can be given that the IRS or a court will agree with the tax treatment described above and significant aspects of the U.S. federal income tax consequences of an investment in REXs or Knock-In REXs are uncertain.

     Prospective purchasers of REXs or Knock-In REXs are urged to consult their tax advisers regarding the U.S. federal income tax consequences of an investment in such securities (including alternative characterizations of the securities) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The discussion below does not address the U.S. federal income tax consequences of the ownership or disposition of the stock underlying REXs or Knock-In REXs should a holder receive such underlying stock at maturity. Prospective Purchasers of REXs or Knock-In REXs are urged to consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying stock.

     Assuming the treatment of the REXs and Knock-In REXs as set forth above, the following U.S. federal income tax consequences should result to a U.S. holder:

     Stated Interest Payments on REXs or Knock-In REXs. Yield attributable to the Deposit will be treated as interest. Accordingly, if a REXs or a Knock-In REXs matures (after taking into account the last possible date that the security could be outstanding under the terms of the security) one year or less from its date of issuance (a “short-term REX”), the Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Interest on the Deposit component of a short-term REX will be treated as described in “—Interest on Short Term Notes” above.

     If a REXs or a Knock-In REXs is not a short-term REX, interest on the Deposit will be treated as described in “—Payments of Interest” above.

Receipt of the Put Premium will not be taxable to a U.S. holder upon receipt.

     Exercise or Expiration of the Put Option. If the Put Option expires unexercised (i.e., a cash payment of the principal amount of the REXs or Knock-In REXs is made to a U.S. holder at maturity), the U.S. holder will recognize in respect of the Put Option short term capital gain equal to the total Put Premium received.

     In the event that the Put Option is exercised (i.e., the final payment on the REXs or the Knock-In REXs is paid in underlying shares), a U.S. holder will not recognize any gain or loss in respect of the Put Option (other than in respect of cash received in lieu of fractional shares), and the holder will have an aggregate adjusted tax basis in the underlying shares (including any fractional shares) received equal to:

  the Deposit minus

  the total Put Premium received.

     The holding period for any underlying shares a U.S. holder receives will start on the day after the delivery of the underlying shares.

     In the event that we deliver cash in lieu of fractional underlying shares, a U.S. holder will generally recognize a short-term capital gain or loss in an amount equal to the difference between:

  the amount of cash received in respect of the fractional shares; and

  the basis in such shares, as determined above.

     Sale or Exchange of REXs or Knock-In REXs. Upon a sale of REXs or Knock-In REXs for cash, a U.S. holder will be required to apportion the amount received between the Deposit and the Put Option on the basis of their respective values on the date of sale. The U.S. holder will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between:

  the amount received that is apportioned to the Deposit; and

  the holder’s adjusted basis in the Deposit, which will generally be equal to the principal amount of the holder’s REXs or Knock-In REXs (and in the case of a short-term REX increased by the amount of any income the holder has recognized in connection with the Deposit and decreased by the amount of any payments made to the holder with respect to the Deposit).

     Except to the extent attributable to accrued discount on the Deposit (in the case of a short-term REX), or to accrued interest on the Deposit (if the REXs or the Knock-In REXs is not a short-term REX), which will be taxed as described above under “Stated Interest Payments on REXs or Knock-In REXs,” such gain or loss will be capital gain or loss (and will be short-term capital gain or loss in the case of a short-term REX, or if the REXs or the Knock-In REXs has been held by the disposing holder for one year or less). The amount of cash that a U.S. holder receives that is apportioned to the Put Option (together with the total Put Premium previously received) will be treated as short-term capital gain. If the value of the Deposit on the date of the sale is in excess of the amount the holder receives upon such sale, the holder will be treated as having made a payment to the purchaser equal to the amount of such excess in exchange for the purchaser’s assumption of the holder’s rights and obligations under the Put Option. In such a case, the selling holder will recognize short-term capital gain or loss in an amount equal to the difference between the total Put Premium the holder previously received in respect of the Put Option and the amount of the deemed payment made by the holder with respect to the assumption of the Put Option. The amount of the deemed payment will also be treated as an amount received in connection with the Deposit in determining the U.S. holder’s gain or loss in respect of the Deposit.

     Possible Alternative Tax Treatments of an Investment in REXs or Knock-In REXs. Due to the absence of authorities that directly address the proper tax treatment of the REXs and Knock-In REXs, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. A successful assertion of an alternative characterization of the REXs or Knock-In REXs by the IRS could affect the timing and the character of any income or loss with respect to such securities. It is possible, for instance, that the entire coupon on the securities could be treated as giving rise to ordinary income. Alternatively, if a REXs or a Knock-In REXs is not a short-term REX, the IRS could seek to treat the REXs and Knock-In REXs as contingent payment debt instruments. See “—Contingent Payment Debt Instruments” above. Even if the Contingent Payment Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities.

     U.S. holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in a REXs or a Knock-In REXs.

Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences for Non-U.S. Holders

     Unless otherwise noted in the applicable pricing supplement, a holder that is not a U.S. holder will not be subject to U.S. withholding tax with respect to payments on notes or securities, but may be subject to generally applicable information reporting, and may also be subject to backup withholding requirements with respect to such payments unless the holder complies with certain certification and identification requirements as to the holder’s foreign status or an exception to the information reporting and backup withholding rules otherwise applies.

     The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisers with respect to the tax consequences to them of the ownership and disposition of the notes and the underlying stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

     We and Holding are offering the ABN NotesSM and related guarantees on a continuing basis exclusively through ABN AMRO Incorporated and LaSalle Financial Services, Inc. to the extent either or both of them are named in the applicable pricing supplement. In addition, we and Holding may offer the notes and related guarantees through certain other agents to be named in the applicable pricing supplement. The agents have agreed to use reasonable efforts to solicit offers to purchase these securities. We will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase the agent received, a commission ranging from 0.5% to 4% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

     We and Holding may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and Holding have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made in respect of those liabilities.

     To the extent the total aggregate principal amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase the unsold portion and hold such securities for its own investment.

     We estimate that we will spend approximately $350,000 for printing, rating agency, trustee and legal fees and other expenses allocable to the offering.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these securities on a national securities exchange. We have been advised by certain agents that they intend to make a market in these securities, as applicable laws and regulations permit. The agents are not obligated to make a market in these securities, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

     LFS and AAI are wholly owned indirect subsidiaries of the Bank. To the extent either or both are named in the applicable pricing supplement, LFS and AAI will conduct each offering of these securities in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the securities of an affiliate. Following the initial distribution of these securities, LFS and AAI may offer and sell those securities in the course of their businesses as broker-dealers. LFS and AAI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. LFS and AAI may use this prospectus supplement in connection with any of those transactions. Neither LFS or AAI is obligated to make a market in any of these securities and each may discontinue any market-making activities at any time without notice.

     In addition, we may, at our sole option, extend the offering period for securities offered pursuant to a pricing supplement. One or more of our or Holding’s affiliates may agree to purchase, for its own investment, any securities that are not sold during the extended offering period. During an extended offering period, securities will be offered at prevailing market prices which may be above or below the initial issue price set forth in the applicable pricing supplement. Our affiliates will not make a market in those securities during that period, and are not obligated to do so after the distribution is complete.

     Neither of the agents nor any dealer utilized in the initial offering of these securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or of any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may sell more securities than they are obligated to purchase in connection with the offering, creating a short position in these securities for its own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any over-allotment option. The agents can close out a covered short sale by exercising an over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the agents will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The agents may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The agents must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with LFS and/or AAI. In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations.

LEGAL MATTERS

     Davis Polk & Wardwell will pass upon the validity of the offered securities with respect to United States Federal and New York law. Clifford Chance Limited Liability Partnership will pass upon the validity of the offered securities with respect to Dutch law. Davis Polk & Wardwell has in the past represented ABN AMRO Holding N.V. and its affiliates, including us, and continues to represent ABN AMRO Holding N.V. and its affiliates on a regular basis and in a variety of matters.